Document Security Systems, Inc. Makes Strategic Acquisition
of Premier Packaging Corporation

Acquisition increases DSS annual sales revenue to $17 million and allows Company to offer complete line of secure packaging containing DSS anti-counterfeiting technologies to multi-billion dollar marketplace

ROCHESTER, N.Y., Feb. 17  — Document Security Systems, Inc. (NYSE/AMEX: DMC) ("DSS") a world leader in the development, design and manufacturing of secure identification and authentication technologies for documents, packaging, labels, ID cards and electronic data and assists in the prevention of counterfeiting and brand fraud, announced today that it had acquired Premier Packaging Corporation ("Premier"), a privately held Victor, N.Y.-based provider of high quality packaging solutions.

Premier Packaging Corporation is an ISO 9001:2008 registered manufacturer of custom paperboard packaging serving clients in the pharmaceutical, beverage, photo packaging, toy, specialty foods and direct marketing industries, among others. An early innovator of upscale photo packaging, Premier has expanded their product offerings to include everything from basic mailers and sleeves to folding cartons and complex 3-dimensional solutions. Since 1989, Premier has been providing their customers with a complete range of products and services that include package design, prototyping, manufacturing, inventory management programs and more.

Robert Fagenson, DSS Chairman, commented: "The addition of Premier Packaging to the DSS family of companies is a major event for DSS for a variety of reasons.  On a non-audited pro-forma basis, the combined companies showed 2009 sales of over $17 million, which significantly increases the size of DSS.  We have worked together previously on a number of sales where our ability to offer customers the combination of printing, packaging and our proprietary anti-counterfeiting/security technology has proven very effective.  The DSS Board has elected Premier's owner and CEO, Robert 'Bob' Bzdick to the offices of President and COO of DSS while he will also retain the position of CEO of Premier.  Bob is a seasoned, successful and respected member of the Rochester business community and will provide valuable additional depth and experience to our management team."

Pat White, DSS CEO added: "In the traditional packaging world, the word 'Security' has mainly meant 'tamper proof' packaging.  Based on our market research this acquisition gives DSS the ability to give a whole new meaning to 'Packaging Security' as we have created the world's first and largest packaging manufacturing company which utilizes Document Security Systems anti-counterfeiting optical deterrent technologies.  In addition, I have known Bob Bzdick for quite some time and I have been excited about the prospect of combining our companies.  I was also pleased that our Board agreed that the strategic and financial benefits of this transaction were too exciting to pass up.  Having Bob as our President and COO is an added bonus that goes beyond the quantifiable financial benefits.  I look forward to working with Bob as we continue to grow our new unique combined company."

Premier Packaging Corporation, has 32 employees and operates from a 40,000 square foot plant located in Victor, New York, is approximately 17 miles from the DSS headquarters and has been serving a diverse customer base for over 20 years.  In 2009, Premier reported $6.9 million in sales and approximately $530,000 in profit.  The Company expects that savings from redundant printing and binding costs, along with additional cost savings, will result in at least an additional $400,000 per year of net profit from the acquisition, and that the acquisition of Premier will be accretive to combined earnings of the Company in 2010.

Bob Bzdick, new President and COO of DSS stated: "The opportunities presented with this merger are substantial.  The ability to bring to the consumer packaging market the technologies that DSS has developed is extremely exciting.  I look forward to working with the talented team at DSS and its affiliated companies as well as the great team that I have had the privilege to work with at Premier Packaging over the last 20 years."

For more information on Premier Packaging, visit www.premiercustompkg.com.

For a video tour of Premier's plant and demonstrations of their automated inserting capabilities visit: http://www.premiercustompkg.com/tour.html

About Document Security Systems, Inc.
Document Security Systems is a world leader in the development and manufacturing of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The company's patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems' customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems' strategy is to become the world's leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets.
More information about Document Security Systems, Inc. and its products and services can be found by visiting the following: www.documentsecurity.com, www.protectedpaper.com, www.plasticprintingprofessionals.com and www.dpirochester.com.

Safe Harbor Statement
This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

For information contact:

Contact: Jody Janson

Company: Document Security Systems, Inc.

Title: Shareholder Relations

Voice: 585-232-5440

Email: ir@documentsecurity.com